UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2012

JOHNSON CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee, Wisconsin	53209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 414-524-1200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 22, 2012, Johnson Controls, Inc. (the “Company”) announced a restructuring plan intended to better align its resources with its growth strategies while reducing the cost structure of its global operations. The restructuring actions relate to cost reduction initiatives, including workforce reductions and plant consolidations, in the Company’s automotive experience, building efficiency and power solutions businesses. The Company committed to the restructuring plan in their fourth quarter of fiscal year 2012. The restructuring actions, which are expected to be substantially completed by the end of fiscal year 2014, are the result of management’s ongoing review of the Company’s global cost structure.

The Company expects the total estimated pre-tax costs associated with these actions to approximate $225 to $275 million, comprised of employee-related costs of approximately $180 to $210 million, asset impairment charges of approximately $30 to $45 million and other costs of approximately $15 to $20 million. The Company expects future cash expenditures for these restructuring actions to approximate $190 to $220 million.

Also associated with the restructuring charge, the Company plans to record an increase to its tax valuation allowance of approximately $30 to $35 million. The increase in the valuation allowance is due to deferred tax assets within Power Solutions China which will no longer be realized as a result of withdrawing lead-processing operations from its Shanghai battery plant.

Item 8.01	Other Events

In the fourth quarter of fiscal year 2012, the Company changed its accounting policy for recognizing pension and postretirement benefit expenses. The Company’s historical accounting treatment smoothed asset returns and amortized deferred actuarial gains and losses over future years. By adopting the new mark-to-market accounting method, the Company will recognize those gains and losses in the fourth quarter of each fiscal year. The adoption requires a retrospective revision to current and prior years’ financial statements. The Company is currently reviewing the financial implications of this change.

The Company believes this new policy provides greater transparency to on-going operational results. The change has no impact on future pension and postretirement funding or benefits paid to participants. The Company expects the fiscal year 2012 fourth quarter non-cash pre-tax mark-to-market charge to be approximately $425 to $475 million given the significant decline in year over year discount rates.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

(99)	Press release issued by Johnson Controls, Inc., dated October 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

October 22, 2012	By:	/s/ Brian J. Stief
		Name:	Brian J. Stief
		Title:	Vice President and Corporate Controller